Exhibit 99.1

Nkarta Reports Third Quarter 2025 Financial Results and Corporate Highlights

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Enrollment now underway in second dose-escalation cohort
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Deep B-cell depletion observed in all patients treated to date who received NKX019 with lymphodepletion using fludarabine and cyclophosphamide versus partial B-cell depletion in patients receiving only cyclophosphamide
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Enrollment streamlined across Ntrust-1 and Ntrust-2 under a combined independent Data Safety Monitoring Board (iDSMB) to guide dose escalation
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Initial data for NKX019 in multiple autoimmune indications expected to be presented at a medical conference in 2026
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Cash balance of $316.5 million on September 30, 2025, including cash, cash equivalents, and investments, expected to fund operations into 2029

SOUTH SAN FRANCISCO, Calif., November 10, 2025 -- Nkarta, Inc. (Nasdaq: NKTX), a clinical-stage biotechnology company developing engineered natural killer (NK) cell therapies to treat autoimmune diseases, today reported financial results for the third quarter ended September 30, 2025.

“This quarter marks an important milestone for Nkarta as we advance the NKX019 clinical program to treat autoimmune diseases,” said Paul J. Hastings, Chief Executive Officer of Nkarta. “Following productive engagement with the FDA, we streamlined enrollment across our Ntrust-1 and Ntrust-2 clinical trials under a combined iDSMB, which has authorized initiation of the second dose-escalation cohort. This unified approach, combined with the ability to dose multiple patients simultaneously at each dose level and the removal of a patient-by-patient stagger, strengthens the efficiency of our trial enrollment and underscores the consistency of NKX019’s emerging safety profile.

“With the modification of our lymphodepletion regimen to include both fludarabine and cyclophosphamide prior to treatment with NKX019, we are now seeing complete B-cell depletion in all patients treated to date, compared with partial B-cell depletion observed with patients receiving cyclophosphamide alone. Now that our study design modifications have been cleared by the FDA and institutional review boards, we’re enrolling patients with the new regimen at the higher dose.

“We plan to present data with our investigators at a medical conference in 2026. In the interim, we remain focused on disciplined clinical execution. With a strong balance sheet projected to fund operations into 2029, we are now poised to meaningfully advance our clinical program in this challenging capital environment.”

NKX019 Clinical Program Progress and Upcoming Milestones

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Following engagement with the U.S. Food and Drug Administration, the patient-by-patient stagger was eliminated, accelerating the ability to dose escalate
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Protocol amendments now allow for simultaneous dosing of multiple participants in parallel within each dose cohort.
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Ntrust-1 and Ntrust-2 enrollment process was streamlined to permit data from both studies to be utilized by a combined, iDSMB to inform dose escalation decisions.
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After unanimous clearance from the combined iDSMB, enrollment has begun in the second dose-escalation cohort.
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NKX019 clinical programs in autoimmune diseases continue to enroll patients. This includes Ntrust-1, Ntrust-2, and two investigator-sponsored trials.
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Preliminary data from the Ntrust-1 and Ntrust-2 clinical trials are expected to be presented at a medical conference in 2026.

Third Quarter 2025 and Recent Financial Highlights

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Nkarta had cash, cash equivalents, restricted cash, and investments in marketable securities of $316.5 million as of September 30, 2025.
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Research and development (R&D) expenses were $20.2 million for the third quarter of 2025. Non-cash stock-based compensation expense included in R&D expense was $0.5 million for the third quarter of 2025.
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General and administrative (G&A) expenses were $7.1 million for the third quarter of 2025. Non-cash stock-based compensation expense included in G&A expense was $1.2 million for the third quarter of 2025.
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Net loss was $21.7 million, or $0.29 per basic and diluted share, for the third quarter of 2025. This net loss includes non-cash charges of $3.5 million that consisted primarily of share-based compensation, right-of-use asset impairment and depreciation expenses.

Financial Guidance

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Nkarta expects its current cash and cash equivalents will be sufficient to fund its current operating plan into 2029.

About the Ntrust℠ Clinical Trials in Autoimmune Disease

Ntrust-1 (NCT06557265) and Ntrust-2 (NCT06733935) are multi-center, open label, dose escalation clinical trials that build on academic studies of durable, drug-free remissions in patients with autoimmune disease after CD19-targeted cell therapy. Both trials will assess the safety of NKX019 in people living with autoimmune diseases as well as its ability to enable durable remissions via a “reset” of the immune system through the elimination of pathogenic B cells.

The Ntrust trials are enrolling up to 12 patients per dose level per disease indication across lupus nephritis, primary membranous nephropathy, systemic sclerosis, idiopathic inflammatory myopathy, and ANCA-associated vasculitis.

In both studies, patients now receive a three-dose cycle of NKX019 on Days 0, 3, and 7 following lymphodepletion with fludarabine and cyclophosphamide or cyclophosphamide alone, if they have significant cytopenia at baseline. Leveraging the engineering of NKX019, no patients in either trial will receive supplemental cytokines or antibody-based therapeutics. This approach is designed to evaluate the single-agent activity of NKX019 and facilitate a more rapid path to regulatory approval. Patients in Ntrust-1 may also receive additional cycles, if necessary, to restore response or enable a deeper response.

About the Investigator-Sponsored Clinical Trial of NKX019 for Generalized Myasthenia Gravis
The single-arm, open-label Phase 1 investigator-sponsored clinical trial is designed to enroll patients with generalized myasthenia gravis and will evaluate safety and clinical outcomes. Translational and biomarker studies, including autoantibodies, cytokine profiles and pharmacokinetics are planned. Patients receive 3 doses of NKX019 following lymphodepletion. The clinical trial is being co-led by Ali A. Habib, M.D., Clinical Professor of Neurology at the University of California, Irvine, and other investigators.

About the Investigator-Sponsored Clinical Trial of NKX019 for Systemic Lupus Erythematosus

The single-center, single-arm, open-label Phase 1 investigator-sponsored clinical trial (NCT06518668) is designed to enroll up to 6 patients with systemic lupus erythematosus, regardless of renal involvement, and will evaluate safety and clinical outcomes in a potentially different population than Ntrust-1. Translational and biomarker studies, including autoantibodies, cytokine profiles and pharmacokinetics are planned. Patients receive 3 doses of NKX019 following lymphodepletion. The clinical trial is being led by Anca D. Askanase, M.D., M.P.H., Director, Lupus Center at Columbia University Irving Medical Center and the Director of Rheumatology Clinical Trials.

About NKX019

NKX019 is an allogeneic, cryopreserved, off-the-shelf immunotherapy candidate that uses natural killer (NK) cells derived from the peripheral blood of healthy adult donors. It is engineered with a humanized CD19-directed chimeric antigen receptor (CAR) for enhanced cell targeting and a proprietary, membrane-bound form of interleukin-15 (IL-15) for greater persistence and activity without exogenous cytokine support. CD19 is a biomarker for normal B cells as well as those implicated in autoimmune disease. Nkarta is evaluating NKX019 in multiple autoimmune conditions.

About Nkarta

Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off-the-shelf natural killer (NK) cell therapies for autoimmune diseases. By combining its cell expansion and cryopreservation platform with proprietary cell engineering technologies, Nkarta is building a pipeline of future cell therapies engineered for deep therapeutic activity and intended for broad access in the outpatient treatment setting. For more information, please visit the company’s website at www.nkartatx.com.

Cautionary Note on Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include, but are not limited to, statements concerning Nkarta’s expectations regarding any or all of the following: Nkarta’s position, plans, strategies, and timelines for the continued and future clinical development and commercial potential of NKX019 (including the plans for Nkarta’s investigator-sponsored clinical trials, the future availability and disclosure of clinical data and other updates from Nkarta’s clinical trials, and the regulatory pathway for NKX019); the therapeutic potential, accessibility, tolerability, advantages, and safety profile of NK cell therapies, including NKX019 for the treatment of autoimmune diseases, such as lupus, primary membranous nephropathy, systemic lupus erythematosus, systemic sclerosis, myositis, vasculitis, and myasthenia gravis; and Nkarta’s expected cash runway.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Nkarta’s limited operating history and historical losses; Nkarta’s lack of any products approved for sale and its ability to achieve profitability; the risk that the results of preclinical studies and early-stage clinical trials may not be predictive of future results; Nkarta’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Nkarta’s dependence on the clinical success of NKX019; that Nkarta may be delayed in initiating, enrolling patients in or completing its clinical trials; competition from third parties that are developing products for similar uses; Nkarta’s ability to obtain, maintain and protect its intellectual property; Nkarta’s dependence on third parties in connection with manufacturing, clinical trials and pre-clinical studies; the complexity of the manufacturing process for CAR NK cell therapies; and the success of Nkarta’s recent (and any future) cost containment measures.

These and other risks and uncertainties are described more fully in Nkarta’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Nkarta’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on August 12, 2025, and Nkarta’s other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Nkarta undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Nkarta, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating expenses
Research and development	$20,198	$25,250	$65,148	$73,617
General and administrative	7,088	8,544	25,888	23,654
Total operating expenses	27,286	33,794	91,036	97,271
Loss from operations	(27,286)	(33,794)	(91,036)	(97,271)
Other income, net:
Interest income	3,852	5,453	12,198	14,423
Other income (expense), net	1,719	(3)	2,163	(7)
Total other income, net	5,571	5,450	14,361	14,416
Net loss	$(21,715)	$(28,344)	$(76,675)	$(82,855)

Net loss per share, basic and diluted	$(0.29)	$(0.39)	$(1.04)	$(1.26)
Weighted average shares used to compute net loss per share, basic and diluted	74,024,543	73,563,316	73,973,278	65,941,355

Nkarta, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	September 30, 2025	December 31, 2024
Assets
Cash, cash equivalents, restricted cash and investments	$316,495	$380,489
Property and equipment, net	68,182	74,658
Operating lease right-of-use assets	33,795	36,014
Other assets	8,764	10,042
Total assets	$427,236	$501,203
Liabilities and stockholders' equity
Accounts payable, accrued and other liabilities	$12,702	$12,954
Operating lease liabilities	76,634	80,273
Total liabilities	89,336	93,227
Stockholders’ equity	337,900	407,976
Total liabilities and stockholders’ equity	$427,236	$501,203

Nkarta Media/Investor Contact:

Nadir Mahmood

Nkarta, Inc.

nmahmood@nkartatx.com